EXHIBIT 16.1

August 15, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated August 12, 2011, of Garb Oil & Power Corporation (the Company) to be filed with the Commission, as part of the Company's Form 8-K report. We agree with the statements concerning our Firm in such Form 8-K.  We have no basis to agree or disagree with any other statements made in the filing.

Very truly yours,

/s/ Sherb & Co., LLP

Sherb & Co., LLP
New York, NY 10022